COMPANY CONTACT:
                                              Checkpoint Systems, Inc.
                                              Craig Burns
                                              Executive Vice President,
                                              Chief Financial Officer,
                                              Finance and Operations
                                              (856) 848-1800
                                           INVESTOR RELATIONS CONTACTS:
                                              Christine Mohrmann, Lindsay Hatton
                                              Financial Dynamics
                                              (212) 850-5600

For Immediate Release
---------------------

       Checkpoint Systems, Inc. Announces 2003 Third Quarter Results

Thorofare, New Jersey, October 23, 2003 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the third quarter ended September 28, 2003.

The Company's third quarter 2003 net earnings were $10.0 million, or $0.27 per diluted share, compared to net earnings of $6.4 million, or $0.19 per diluted share, in the third quarter 2002.

Revenues for the third quarter 2003 were $177.2 million versus $158.8 million for the third quarter 2002. Foreign exchange had a positive impact on revenues of approximately $12.0 million in the third quarter of 2003 as compared to the third quarter of 2002.

"We are pleased that sales in the third quarter of 2003 showed growth over the third quarter of last year on a constant currency basis," commented George Off, Chairman and Chief Executive Officer of Checkpoint. "Many of the trends we witnessed in the first half of 2003 continued into the third quarter, as our U.S. closed circuit television (CCTV) division continued to perform particularly well, compensating for weaker sales in the U.S. electronic article surveillance
(EAS) business. Our EAS business showed improvements in Europe, where we also realized the positive overall impact of our successful initiatives to reduce operating expenses."

Gross profit for the third quarter 2003 was $73.1 million, or 41.3% of revenues, compared to $65.6 million, or 41.3% of revenues, for the third quarter 2002.

Selling, general, and administrative expenses (SG&A) were $56.1 million, or 31.7% of revenues, for the third quarter 2003, compared to $53.3 million, or 33.6% of revenues, in the same period last year.

Operating income was $17.1 million in the third quarter 2003, or 9.6% of revenues, compared to operating income of $13.2 million, or 8.3% of revenues, in the third quarter 2002.

Cash flow from operations for the third quarter 2003 was $4.8 million versus $17.6 million in the third quarter 2002.

As of September 28, 2003, cash and cash equivalents were $47.2 million, working capital was $126.8 million and total debt was $184.8 million. Capital expenditures in the third quarter were $2.2 million compared to $1.5 million a year ago.

Craig Burns, Executive Vice President, Chief Financial Officer, Finance and Operations, commented, "In the third quarter, we paid down a net amount of $5.0 million in debt, which brings our year-to-date debt repayment total to $31.1 million. We still expect to achieve a total net debt repayment for 2003 in excess of $50 million. Refundable tax payments and higher customer receivables due to increased sales activity at the end of the quarter reduced cash flow from operations in the third quarter compared to the same period last year. During the quarter, we announced our intention to redeem $35 million of our convertible subordinated debentures on November 8, 2003."

Mr. Off stated, "Consistent with our expectations, we increased spending on marketing and research and development during the third quarter, particularly in RFID, to support the industry's EPC initiatives. Also, we are actively evaluating both internal and external sources of growth to strengthen and improve our business."

Mr. Off concluded, "Although some parts of our business remain affected by slow economic conditions, we are raising our previous guidance for fiscal 2003. We believe we will beat our sales goal for the year, exceeding last year's revenues on a constant currency basis. We plan to make additional investments and incur additional expenses in the upcoming fourth quarter and now expect to achieve earnings per diluted share of between $0.82 and $0.87 for fiscal 2003. During the fourth quarter, we will conduct our annual assessment of goodwill, and our guidance for the full fiscal year excludes any impairment charge that may be incurred."

For the nine months ended September 28, 2003, the Company reported revenue of $509.4 million, compared to $463.2 million in the same period of 2002. Foreign exchange had a positive impact on revenue of approximately $45.5 million for the first nine months of 2003 compared to 2002. Operating income was $44.3 million for the first nine months of 2003, compared to $34.9 million for the same period of 2002. Net income was $25.1 million, or $0.70 per diluted share, for the first nine months of fiscal 2003 compared to a net loss of $56.4 million, or $1.36 per diluted share, for the first nine months of 2002. Earnings before cumulative effect of change in accounting principle for the first nine months of 2002 was $16.5 million, or $0.49 per diluted share.

Checkpoint Systems will host a conference call today, October 23, 2003, at 5:00 p.m. Eastern Time, to discuss its 2003 third quarter results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the live webcast at the Company's homepage, www.checkpointsystems.com, by clicking on the "Conference Calls" link or entering the "Investors" section of this site. Please allow 15 minutes prior to the call to visit the site and download and install any necessary audio software. The webcast will be archived at the Company's homepage beginning approximately 90 minutes after the call ends until the next quarterly conference call.

Checkpoint Systems, Inc. is a multinational company that manufactures and markets labeling systems designed to improve efficiency, reduce costs, and provide value-added label solutions for customers across many markets and industries. Checkpoint is a leading provider of EAS and RFID systems, source tagging, barcode labeling systems, hand-held labeling systems and retail merchandising systems. Applications include automatic identification, retail security and pricing and promotional labels. Operating directly in 30 countries, Checkpoint has a global network of subsidiaries and provides professional customer service and technical support around the world. Checkpoint Systems, Inc.'s web site is located at www.checkpointsystems.com.

Safe Harbor Statement
This press release may include information that could constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Security and Exchange Commission filings.

                      (Two Tables Follow)




                                             Checkpoint Systems, Inc.
                                       Consolidated Statements of Operations
                                       (Thousands except per share amounts)
                                                    (unaudited)

                                                               Quarter Ended                      Nine Months Ended
                                                                 (13 Weeks)                          (39 Weeks)

                                                          Sept 28,        Sept 29,             Sept 28,       Sept 29,
                                                            2003            2002                 2003           2002
                                                          --------        --------             --------       --------

Net revenues                                               $177,229       $158,800             $509,366       $463,178
Cost of revenues                                            104,039         93,187(1)           297,416        272,051(1)
                                                           --------       --------             --------       --------
Gross profit                                                 73,190         65,613              211,950        191,127
Selling, general, and administrative expenses                56,118         53,337              167,638        157,136
Other operating income                                            -            904(2)                 -            904(2)
                                                           --------       --------             --------       --------
Operating income                                             17,072         13,180               44,312         34,895

Interest income                                                 307            444                1,031          1,313
Interest expense                                              2,632          3,836                8,603         11,463
Other gain/(loss), net                                          271           (366)                 810           (466)
                                                           --------       --------             --------       --------
Earnings before income taxes                                 15,018          9,422               37,550         24,279

Income taxes                                                  4,956          3,015               12,391          7,769
Minority interest                                                40             33                   74             55
                                                           --------       --------             --------       --------
Earnings before cumulative effect of
  change in accounting principle                             10,022          6,374               25,085         16,455
Cumulative effect of change in
  accounting principle                                            -              -                    -        (72,861)
                                                           --------       --------             --------       --------
Net earnings                                               $ 10,022        $ 6,374             $ 25,085       $(56,406)
                                                           ========       ========             ========       ========

Earnings per share before cumulative effect of
  change in accounting principle:
  Basic                                                      $ 0.31         $ 0.20               $ 0.77         $ 0.51
  Diluted                                                    $ 0.27         $ 0.19               $ 0.70         $ 0.49

Net earnings per share:
  Basic                                                      $ 0.31         $ 0.20               $ 0.77         $(1.75)
  Diluted                                                    $ 0.27         $ 0.19               $ 0.70         $(1.36)

Weighted average common stock outstanding                    32,847         32,403               32,777         32,193
Weighted average common stock and
  dilutive stock outstanding                                 40,178         39,216               39,770         39,300

-------------------------
(1) Includes a $1,545 restucturing charge reversal related to fourth quarter 2001 restructuring program offset by a restructuring charge of $705 and an asset impairment of $466.
(2) Includes a $904 restructuring charge reversal related to fourth quarter 2001 restructuring program.

                                             Checkpoint Systems, Inc.
                                        Summary Consolidated Balance Sheet
                                                    (Thousands)



                                                       September 28,                December 29,
                                                           2003                         2002
                                                           ----                         ----
                                                        (unaudited)
                                                        preliminary
Cash and Cash Equivalents                                 $ 47,157                     $ 54,670
Working Capital                                           $126,815                     $111,187
Current Assets                                            $318,403                     $297,866
Total Debt                                                $184,796                     $209,325
Shareholders' Equity                                      $270,499                     $225,246
Total Assets                                              $713,132                     $678,382








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